Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Shaw Group Inc. 2008 Omnibus Incentive Plan of our report dated October 27, 2006 (except for the effects of the restatements described in paragraph 3 of Note 1, as to which the date is November 29, 2007), with respect to the consolidated financial statements of The Shaw Group Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2008, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
New Orleans, Louisiana
July 8, 2009